Exhibit 10.1 (y)

ADTRAN HOLDINGS, INC.

FORM OF MARKET-BASED PERFORMANCE STOCK UNIT AGREEMENT

This Market-Based Performance Stock Unit Agreement (this “Agreement”) sets forth the specified terms of ADTRAN Holdings, Inc.’s grant of the target number of Market-Based Performance Stock Units (“PSUs”) set forth in the Morgan Stanley StockPlan Connect (the “Portal”) to the applicable grantee named in the Portal (the “Participant”) pursuant to the ADTRAN Holdings, Inc. 2024 Employee Stock Incentive Plan (the “Plan”) as of the date of grant set forth in the Portal (the “Date of Grant”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Period: The three (3) year period beginning on [___]

Earned PSUs and Delivery: The number of PSUs that are earned pursuant to this Agreement will be based on the total shareholder return (“TSR”) of ADTRAN Holdings, Inc. (the “Company”) during the Performance Period relative to all companies in the NASDAQ Telecommunications Index. The Participant is eligible to earn between 0% and 150% of the target number of PSUs based on the Company’s relative TSR performance during the Performance Period in accordance with the sliding scale set forth below (approximately 3.0% of the target award is earned for each 1 percentile increase up to 100% of the target award and then approximately 2.0% of the target award is earned for each 1 percentile increase up to 150% of the target award). However, there is a 100% payout cap when our TSR out-performs the NASDAQ Telecommunications Index, but our TSR is negative:

The Company’s TSR Performance relative to Specified Index (expressed as a percentile)	PSUs Earned (expressed as a percentage of target)
Less than 30th Percentile	0%
30th Percentile	25%
35th Percentile	40%
40th Percentile	55%
45th Percentile	70%
50th Percentile	85%
55th Percentile	100%
60th Percentile	110%
65th Percentile	120%
70th Percentile	130%
75th Percentile	140%
80th Percentile	150%
80th or more Percentile	150%

One share of the Company’s Common Stock shall be issued to the Participant for every earned PSU. The Company will issue shares of Common Stock to the Participant as soon as administratively practicable following the date that the Committee certifies the level of

Exhibit 10.1 (y)

performance and the number of PSUs earned by the Participant; provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code. Except as specifically set forth herein or as approved by the Committee, the award of PSUs shall automatically be forfeited without payment of any consideration in the event the Participant incurs a Separation from Service for any reason prior to the end of the Performance Period.

Accelerated Vesting and Delivery: In the event of (1) the Participant’s death or (2) the Participant’s Disability, a portion of the granted PSUs shall be deemed earned by the Participant in an amount equal to (x) 25% of the target number of PSUs granted pursuant to this Agreement multiplied by (y) a fraction, the numerator of which shall equal the number of days elapsed from the Date of Grant to the date of the applicable acceleration event and the denominator of which shall equal the days in the Performance Period. One share of the Company’s Common Stock shall be issued to the Participant for every earned PSU as soon as administratively practicable following the acceleration event.

Change of Control: In the event of a Change of Control of the Company and the Participant’s involuntary Separation from Service without Cause within twenty-four (24) months following consummation of the Change of Control, any incomplete Performance Period shall end on the date of such Separation from Service, and the portion of the granted PSUs that shall be deemed earned by the Participant shall be based upon the higher of: (i) the actual number of PSUs earned for the Performance Period through the date of the Participant’s Separation from Service (as calculated pursuant to the section titled “Earned PSUs and Delivery” herein) or (ii) the target number of PSUs granted pursuant to this Agreement, except that, in each case, the number of PSUs that shall be deemed to be earned, if any, will be pro-rated based on the number of days that the Participant was employed by the Company between January 24, 2025 and the date of the Participant’s Separation from Service. One share of the Company’s Common Stock shall be issued to the Participant for every earned PSU as soon as administratively practicable following the Separation from Service. The PSUs granted herein shall not vest upon a Change of Control in the absence of a Separation from Service without Cause except as may be approved by the Committee.

Dividend Credits: The Participant shall receive dividend credits upon the Company’s payment of cash dividends for its Common Stock during the Performance Period, if declared, as follows:

(1)
The Participant shall receive dividend credits on the target number of PSUs awarded on the Date of Grant (the “Original PSUs”), with the amount of such dividend credits credited to the Participant in the form of additional unearned PSUs, as calculated pursuant to the Plan.

(2)
The Participant’s additional PSUs attributable to any dividend credits will be deemed earned in accordance with the same schedule as the Original PSUs (as described above).
(3)
The delivery of additional PSUs attributable to dividend credits shall be made in a cash payment on the same date as the issuance of the Common Stock for the earned PSUs.

Exhibit 10.1 (y)

Designation of Beneficiary: The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name: Beneficiary Name: Address:

Relationship:

□ Check this box to apply the above beneficiary designation to all prior grants.

To complete this beneficiary designation, this Agreement should be printed out, the information above should be completed, and the Agreement should then be emailed to _________.The Participant may modify this beneficiary designation by submitting the change in writing to the Company.

Beneficiary designations are not effective until received by the Company. If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

The PSUs are granted pursuant to the Plan and are subject to terms of the Clawback policy. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The award’s date of grant is deemed to be the date that such award is approved by the Committee or the Chief Executive Officer, as applicable. The Participant is deemed to have accepted this award unless he or she expressly elects to reject the award by notifying Human Resources within 30 days of receiving a notice in the portal that the award has been granted.

If there are any questions regarding this Agreement or the award of PSUs, please refer to the Plan or contact

ADTRAN HOLDINGS, INC.

Thomas R. Stanton Chief Executive Officer